EXHIBIT 10.12

                       AGREEMENT FOR FOOD SERVICES


This Agreement for food services made this 1st day of MAY, 1998, by and between TYCO SUBMARINE SYSTEMS LTD, hereinafter referred to as TSSL, located at Industrial Way West, Eatontown, New Jersey (hereinafter the "TSSL Premises") and HOST AMERICA CORPORATION, located at 2 Broadway, Hamden, CT 06518-2697 (hereinafter referred to as HOST AMERICA) for the provision of cafeteria, catering, vending and office coffee refreshment food service.

                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:
TSSL hereby grants to HOST AMERICA, the exclusive right to operate the cafeteria dining service vending and office coffee services at or upon the TSSL Premises. HOST AMERICA will install vending machines as shall be mutually agreed upon, and will keep such equipment and machines adequately serviced and supplied with appropriate merchandise of good quality.

LOCATION OF EQUIPMENT: The location and placement of all vending machines, manual equipment and other facilities to be supplied by HOST AMERICA at the TSSL Premises shall be as designated by TSSL. Any moves of vending machines or other equipment necessitated by growth or building rearrangements by TSSL will be performed by HOST AMERICA under conditions to be mutually agreed upon as the occasion arises. HOST AMERICA shall make no alterations to the TSSL Premises unless authorized by TSSL in writing.

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OWNERSHIP OF EQUIPMENT:  TSSL will furnish to HOST AMERICA, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by TSSL and to be used in connection with the food service. Any miscellaneous cafeteria equipment supplied by HOST AMERICA and any other equipment supplemental to the services that have been supplied by HOST AMERICA shall remain HOST AMERICA property at all times. Vending machines are owned by HOST AMERICA. TSSL will take reasonable precautions to protect said machines and equipment from damage and will permit HOST
AMERICA to remove them upon termination of this Agreement or upon termination of any renewal thereof.

MAINTENANCE AND EQUIPMENT: The division of responsibility between TSSL and HOST AMERICA is hereafter provided.
TSSL will be responsible for:
a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;
b)  removal of all trash and garbage;
c) furnishing exterminator services, semi-annual cleaning of hoods, ducts and filters; and
d) furnishing maintenance services if and when required for the proper maintenance and repairs of said TSSL Premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary (excluding fixtures, furniture, and equipment furnished by HOST AMERICA pursuant to this Agreement) except in those cases where the necessity for replacement is caused through the negligence or willful misconduct of HOST AMERICA employees.

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As a cost of operation, HOST AMERICA will be responsible for:
a) keeping said TSSL Premises, furniture, fixtures, manual food service equipment and vending machines in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;
b)  routine cleaning of the kitchen, cold storage areas and counter areas;
c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.)
d) purchasing of all food and supplies at normal wholesale or trade prices:
e)  repairing the vending machines;
f)  replacing the vending equipment as required; and
g)  routine daily cleaning for the dining room tables and chairs.

MENUS: HOST AMERICA will post menus, complete with prices, and all menus will be nutritionally acceptable. HOST AMERICA will cater special functions for TSSL as requested, at prices mutually agreed upon and upon at least 36 hours advance notice.

LICENSES AND PERMITS: HOST AMERICA shall obtain, as a cost of operation prior to commencing operations at TSSL Premises, all necessary permits, licenses and other approvals required by law for its operation hereunder. HOST AMERICA expects to begin operation on February 1, 1999. HOST AMERICA shall use all reasonable efforts to obtain and continue, and to have continued, such permits, licenses and other approvals. TSSL agrees to reasonably cooperate with HOST AMERICA at HOST AMERICA'S request and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.

UTILITIES: TSSL shall, at its expense, provide HOST AMERICA with necessary and sufficient refrigeration, freezer space, heat, light, water, gas and electricity for the operations of the dining food service and vending service.

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RECORDS:  HOST AMERICA will at all times maintain complete and  accurate records in a form in accordance with standard accounting practices, of all merchandise inventories and sales in connection with the operation of the manual food and vending service. All such records shall be kept on file by HOST AMERICA for a period of three years, and HOST AMERICA shall give TSSL and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for such HOST AMERICA has the sole responsibility to collect, report and pay to the taxing authorities.

INSURANCE: During the term of this Agreement, HOST AMERICA will obtain and keep in force throughout the term of the agreement Comprehensive Insurance including Public Liability and Product Liability insurance with limits of $2,000,000.00 per occurrence/$2,000,000.00 aggregate combined single limit for bodily injury and property damage. Workers' Compensation insurance will be provided in accordance with statutory limits.

INDEMNIFICATION: HOST AMERICA will indemnify and hold TSSL, its employees, guests, and tenants, harmless from any loss damage or liability arising directly or indirectly from HOST AMERICA operations under this Agreement, including operation of the equipment and acts of omission, commission, negligence or willful misconduct of HOST AMERICA employees, contractors or agents when engaged in operations under this Agreement.

LIMITATION OF LIABILITY:
NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, TSSL SHALL IN NO EVENT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE AND LOSS OF BUSINESS OPPORTUNITY.

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PERSONNEL POLICIES: All work performed by Host America pursuant to this agreement shall be performed by individuals who are employees of HOST AMERICA and for whom HOST AMERICA files United States Internal Revenue Service Form W-2 and who are employed by HOST AMERICA for the purposes of taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") and the United States Federal Insurance Contributions Act ("FICA"). It is agreed that all persons provided by HOST AMERICA to pursuant to this agreement are for all purposes employees of HOST AMERICA and not employees or agents of TSSL. HOST AMERICA shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law, for all HOST AMERICA employees.

HOST AMERICA shall be responsible for its own labor relations with any trade or union which represents its employees and shall be responsible for negotiating and adjusting disputes. HOST AMERICA shall be the sole entity responsible for receiving complaints from its employees regarding their assignment and for notifying HOST AMERICA employees of their termination or change of their assignments.

HOST AMERICA shall indemnify and save TSSL harmless from and against any losses, damages, claims demands, suits and liabilities that arise out of result from any failure by HOST AMERICA to perform its obligations under this paragraph. All persons employed by HOST AMERICA at TSSL Premises shall be in uniform at all times. HOST AMERICA employees shall comply with the rules and regulation at any time promulgated by TSSL for the safe, orderly and efficient conduct of all activities being carried out while on TSSL Premises.

HOST AMERICA shall not retain at the TSSL Premises any employee not acceptable to TSSL for any reason. TSSL will allow employees and agents of HOST AMERICA access to service areas and equipment at all reasonable times. HOST AMERICA, in

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performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST AMERICA employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. HOST AMERICA is an equal opportunity employer.

ACCOUNTING: HOST AMERICA keeps records by accounting periods with each month ending on the last Friday of the month. Any statement rendered is due and payable within thirty (30) days after receipt. Accounts which are not paid within thirty (30) days from receipt of written notice of non-payment are subject to late charges. Interest will be added at the rate of 1% per month on past due accounts.

FINANCIAL CONSIDERATION: TSSL agrees to reimburse HOST AMERICA $670.75 per week, (based upon approximately 270 people population) for labor assistance, to effectively staff the food service. HOST AMERICA shall be responsible for all costs of operation of the food services described herein, and wages, salaries and benefits of its employees engaged to provide such services. In addition, HOST AMERICA shall charge any applicable sales tax to all who purchase food from HOST AMERICA and shall be responsible for remittance of such taxes to the proper authorities and shall indemnify and hold TSSL harmless for any failure to do so.

ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of a material increase in material costs (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between HOST AMERICA and TSSL shall be agreed upon and effected by appropriate officials of the parties. All obligations thereunder are subject to federal, state and local regulations. In the event the TSSL Premises, in which HOST AMERICA's equipment and machines is located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, or if HOST AMERICA is prevented

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from operating thereunder because of such damage or because of riots, the same shall not be considered as a default under the provisions of this Agreement.

COMMENCEMENT AND TERMINATION:
NON WAIVER
A waiver of any of the terms and conditions of this Agreement, or failure of either Party strictly to enforce any such term or condition, on one or more occasions shall not be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

RELATIONSHIP OF THE PARTIES
All work performed by a party under this Agreement shall be performed as an independent contractor and not as an agent of the party and no persons furnished by a party shall be considered the employees or agents of the other. Each party shall be responsible for its employees compliance with all laws while performing under this Agreement.

This Agreement shall become effective on or about May 1, 1998, and shall remain in force for one year unless terminated as herein provided. It shall thereafter renew itself automatically for one-year periods until notice of termination is given in writing by either party by registered mail, for a 90 day notice at any time due to a breach of a material nature. TSSL may elect not to renew this Agreement upon 90 days prior written notice to HOST AMERICA. Any notice to be given thereunder shall, if to HOST AMERICA, be sent to Geoffrey Ramsey, President, HOST AMERICA CORPORATION, 2 Broadway, Hamden, CT 06518-2697, by registered mail; and, if to TSSL, Industrial Way West, Eatontown, NJ, by registered mail.

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STATE LAW DEFINITION:  The provisions of this Agreement shall be construed under the laws of the State of New York. This Agreement supersedes all prior oral or written understandings between the parties and constitutes the entire agreement with respect to the subject matter herein. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of the parties.

In witness whereof, the parties have executed this Agreement as of the date first above written.


ATTEST:                       TYCO SUBMARINE SYSTEMS LTD



/s/                                By /s/ J.M. SIPRESS
--------------------------           ---------------------------------






ATTEST:                       HOST AMERICA CORPORATION



/s/                                By /s/ LAWRENCE E. ROSENTHAL
--------------------------           ---------------------------------
                                   Lawrence E. Rosenthal
                                   Director of Marketing

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